Exhibit (i)

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                          THERMO ELECTRON CORPORATION,

                           TP ACQUISITION CORPORATION

                                       AND

                            THERMO POWER CORPORATION




                             DATED AS OF MAY 5, 1999

ARTICLE I   THE MERGER.......................................................1
      1.1.  The Merger.......................................................1
      1.2.  Effective Time; Closing..........................................2
      1.3.  Effect of the Merger.............................................3
      1.4.  Articles of Organization; By-laws................................3
      1.5.  Directors and Officers...........................................3
      1.6.  Effect on Capital Stock..........................................3
      1.7.  Surrender of Certificates........................................4
      1.8.  No Further Ownership Rights in Thermo Power Common Stock.........5
      1.9.  Lost, Stolen or Destroyed Certificates...........................5
      1.10. Dissenting Shares................................................6
      1.11. Taking of Necessary Action; Further Action.......................6

ARTICLE II  ....................REPRESENTATIONS AND WARRANTIES OF THERMO POWER
      6
      2.1.  Organization of Thermo Power.....................................6
      2.2.  Thermo Power Capital Structure...................................7
      2.3.  Authority........................................................7
      2.4.  Board Approval...................................................8
      2.5.  Fairness Opinion.................................................8

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THERMO ELECTRON AND MERGER SUB.8
      3.1.  Organization.....................................................8
      3.2.  Merger Sub Capitalization........................................9
      3.3.  Authority........................................................9
      3.4.  Financial Resources.............................................10

ARTICLE IV  CONDUCT PRIOR TO THE EFFECTIVE TIME.............................10
      4.1.  Conduct of Business by Thermo Power.............................10
      4.2.  Certain Actions by Thermo Power.................................10

ARTICLE V  ADDITIONAL AGREEMENTS............................................11
      5.1.  Schedule 13E-3; Proxy Statement; Other Filings..................11
      5.2.  Meeting of Thermo Power Stockholders............................12
      5.3.  Access to Information...........................................13
      5.4.  Public Disclosure...............................................13
      5.5.  Legal Requirements..............................................13
      5.6.  Notification of Certain Matters.................................13
      5.7.  Best Efforts and Further Assurances.............................14
      5.8.  Stock Option and Employee Stock Purchase Plans..................14
      5.9.  Thermo Electron Form S-8........................................15
      5.10. Indemnification; Insurance......................................15
      5.11. Deferred Compensation Plan......................................16
      5.12. Competing Offers................................................16

ARTICLE VI  CONDITIONS TO THE MERGER........................................16
      6.1.  Conditions to Obligations of Each Party to Effect the Merger....16
      6.2.  Additional Conditions to Obligations of Thermo Power............17
      6.3.  Additional Conditions to the Obligations of Thermo Electron and
            Merger Sub......................................................17

ARTICLE VII  TERMINATION, AMENDMENT AND WAIVER..............................18
      7.1.  Termination.....................................................18
      7.2.  Notice of Termination; Effect of Termination....................19
      7.3   Fees and Expenses...............................................19
      7.4.  Amendment.......................................................19
      7.5.  Extension; Waiver...............................................19

ARTICLE VIII  GENERAL PROVISIONS............................................19
      8.1.  Non-Survival of Representations and Warranties..................19
      8.2.  Notices.........................................................19
      8.3.  Counterparts....................................................21
      8.4.  Entire Agreement................................................21
      8.5.  Severability....................................................21
      8.6.  Other Remedies; Specific Performance............................21
      8.7.  Governing Law...................................................21
      8.8.  Assignment......................................................21

                          AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER (the "Agreement") dated as of May 5, 1999 is by and among Thermo Electron Corporation ("Thermo Electron"), a Delaware corporation, TP Acquisition Corporation ("Merger Sub"), a Massachusetts corporation and a wholly-owned subsidiary of Thermo Electron, and Thermo Power Corporation ("Thermo Power"), a Massachusetts corporation.

                                    RECITALS

      A. Thermo Electron owns approximately 78% of the outstanding shares of common stock, par value $0.10 per share, of Thermo Power ("Thermo Power Common Stock"), and Thermo Electron desires to acquire the remaining outstanding shares of Thermo Power Common Stock.

      B. On January 13, 1999, the Board of Directors of Thermo Power appointed a Special Committee of the Board (the "Special Committee"), consisting of independent directors, to act on behalf of, and in the interests of, the stockholders of Thermo Power other than Thermo Electron, the officers and directors of Thermo Power and the officers and directors of Thermo Electron (the "Minority Stockholders"), for the purpose of evaluating the merits of, and negotiating the terms of, any proposed transaction between Thermo Power and Thermo Electron, considering such alternatives as the Special Committee deemed appropriate and making a recommendation to the full Board of Directors of Thermo Power on whether to approve any such transaction.

      C. On May 4, 1999, the Special Committee recommended to the full Board of Directors of Thermo Power approval of a business combination transaction pursuant to which Merger Sub will merge with and into Thermo Power in accordance with the Business Corporation Law of the Commonwealth of Massachusetts ("MBCL") and upon the terms and subject to the conditions set forth in this Agreement (the "Merger").

      D. The respective Boards of Directors of Thermo Electron, Thermo Power and Merger Sub have approved the Merger.

      E. Thermo Electron, Thermo Power and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger.

      NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:


                                    ARTICLE I
                                   THE MERGER

     1.1 THE MERGER. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the MBCL, Merger Sub shall be merged with and into Thermo Power, the separate corporate existence of Merger Sub shall cease and Thermo Power shall continue as the surviving corporation. Thermo Power as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation." The Surviving Corporation will be authorized to issue 1,000 shares of common stock, par value $.01 per share. The purposes of the Surviving Corporation are:

            (a) To manufacture, market, and service intelligent traffic-control systems and related products, industrial refrigeration equipment, commercial cooling systems, cogeneration units, propane-powered lighting products, and lighting products for the automotive, sporting goods, and marine markets and to conduct research and development in the areas of advanced power and pollution-control technologies;

            (b) To carry on any business, operation or activity through a wholly-owned or partly-owned subsidiary;

            (c) To carry on any business, operation or activity referred to in the foregoing paragraphs to the same extent as might an individual, whether as principal, agent, contractor or otherwise, and either alone or as a partner, trustee, participant, member or stockholder of or in any form of partnership, joint venture, corporation, association, trust or other form of entity or with any individual, and, without limiting the generality of the foregoing, to be a limited and/or general partner of any partnership organized to carry on any business or activity of the type described herein;

            (d) To engage in research and development activities, construction, manufacturing, mercantile, selling, management, service or any other lawful business act, operation or activity for which corporations may be organized under the MBCL (as amended and in effect from time to time), whether or not related or similar to the activities described in the preceding paragraphs; and

            (e) To have as additional purposes all powers granted and conferred by the laws of The Commonwealth of Massachusetts upon business corporations organized under Chapter 156B of the General Laws of Massachusetts (as amended and in effect from time to time), including, without limitation, the power to make contracts of guarantee and suretyship.

The enumeration of these specific purposes or powers shall not be construed to limit other statements of purposes or powers which the Surviving Corporation may otherwise have under applicable law, all of the same being separate and cumulative, and all of the same may be carried on, promoted and pursued, transacted or exercised in any place in the world whatsoever.

     1.2 EFFECTIVE TIME; CLOSING. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by submitting the Articles of Merger (the "Articles of Merger") with the Secretary of State of the Commonwealth of Massachusetts in accordance with the relevant provisions of the MBCL (the time of such filing, or such later time as may be agreed in writing by the parties and specified in the Articles of Merger, being the "Effective Time" and the date on which the Effective Time occurs being the "Effective Date") as soon as practicable on the Closing Date (as herein defined). Unless the context otherwise requires, the term "Agreement" as used herein refers collectively to this Agreement and the Articles of Merger. The closing of the Merger (the "Closing") shall take place at the executive offices of Thermo Electron at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the "Closing Date"). At the Closing, (i) Thermo Power shall deliver to Thermo Electron the various certificates and instruments required under Article VI, (ii) Thermo Electron and Merger Sub shall deliver to Thermo Power the various certificates and instruments required under Article VI and
(iii) Thermo Power and Merger Sub shall execute and submit the Articles of Merger with the Secretary of State of the Commonwealth of Massachusetts.

     1.3 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the MBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Thermo Power and Merger Sub shall be transferred to and vest in the Surviving Corporation, and all liabilities and obligations of Thermo Power and Merger Sub shall become the liabilities and obligations of the Surviving Corporation.

     1.4 ARTICLES OF ORGANIZATION;BY-LAWS

            (a) The Articles of Merger shall provide that the Articles of Organization of the Surviving Corporation shall be amended to be identical to the Articles of Organization of Merger Sub as in effect immediately prior to the Effective Time except that the name of the Surviving Corporation shall be "Thermo Power Corporation."

            (b) The by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be, at the Effective Time, the by-laws of the Surviving Corporation until thereafter amended, except that the by-laws shall identify the name of the Surviving Corporation as "Thermo Power Corporation."

     1.5 DIRECTORS AND OFFICERS. The directors of Thermo Power immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, to serve until their respective successors are duly elected or appointed and qualified. The officers of Thermo Power immediately prior to the Effective Time shall be the officers of the Surviving Corporation, to serve until their successors are duly elected or appointed or qualified.

     1.6 EFFECT ON CAPITALSTOCK. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Thermo Power or the holders of any of the following securities:

            (a) Conversion of Thermo Power Common Stock. Each share of Thermo Power Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Thermo Power Common Stock held in the treasury of Thermo Power, by Thermo Electron or Dissenting Shares, as defined in Section 1.10) will be automatically converted into the right to receive Twelve Dollars ($12.00) in cash (the "Exchange Price") upon surrender of the certificate representing such share of Thermo Power Common Stock in the manner provided in

Section 1.7 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in
Section 1.9).

            (b) Stock Options. All options to purchase Thermo Power Common Stock then outstanding under Thermo Power's Directors Stock Option Plan, Equity Incentive Plan, Employee's Equity Incentive Plan, Incentive Stock Option Plan and Nonqualified Stock Option Plan, each as amended, (together, the "Thermo Power Stock Option Plans") shall be converted into options to purchase Thermo Electron common stock, par value $1.00 per share ("Thermo Electron Common Stock"), in accordance with Section 5.8 hereof.

            (c) Capital Stock of Merger Sub. Each share of Common Stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $.01, of the Surviving Corporation.

            (d) Affiliate Stock; Treasury Stock. Each share of Thermo Power Common Stock issued and outstanding and owned by Thermo Electron and each share of Thermo Power Common Stock held in treasury by Thermo Power immediately prior to the Effective Time shall cease to be outstanding, be canceled and retired without payment of any consideration therefor and cease to exist.

            (e) Adjustments to Exchange Price. The Exchange Price shall be adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Thermo Power Common Stock), recapitalization or other like change without receipt of consideration with respect to Thermo Power Common Stock occurring on or after the date hereof and prior to the Effective Time.

      1.7 SURRENDER OF CERITIFICATES.

            (a) Payment Agent. Thermo Electron shall authorize one or more persons to act as the payment agent (the "Payment Agent") in the Merger.

            (b) Thermo Electron to Provide Exchange Consideration. Promptly after the Effective Time, Thermo Electron shall deposit with the Payment Agent in trust for the benefit of the holders of certificates (the "Certificates") representing shares of Thermo Power Common Stock converted pursuant to Section 1.6(a) for payment in accordance with this Article I cash in an amount equal to the product of the Exchange Price multiplied by the number of shares of Thermo Power Common Stock entitled to payment pursuant to Section 1.6(a).

            (c) Exchange Procedures. Promptly after the Effective Time, Thermo Electron shall cause the Payment Agent to mail to each holder of record (as of the Effective Time) of a Certificate (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Payment Agent and shall be in such form and have such other provisions as Thermo Electron may reasonably specify) and (ii) instructions for effecting the exchange of the Certificates for the Exchange Price. Upon surrender of a
Certificate  for  cancellation  to the  Payment  Agent or to such other agent or agents as may be appointed by Thermo Electron, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor payment of the Exchange Price multiplied by the number of shares of Thermo Power Common Stock represented by such Certificate, without interest, and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive payment of the Exchange Price for each share of Thermo Power Common Stock represented on such Certificate.

            (d) Transfers of Ownership. If payment of the Exchange Price is to be made to any person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it will be a condition of such payment that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such payment will have paid to Thermo Electron or any agent designated by it any transfer or other taxes required by reason of payment to a person other than the registered holder of the Certificate surrendered, or established to the satisfaction of Thermo Electron or any agent designated by it that such tax has been paid or is not payable.

            (e) No Liability.  Notwithstanding  anything to the contrary in this
Section 1.7, neither the Payment Agent, Thermo Electron, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Thermo Power Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

            (f) Responsibility; Term. The Payment Agent shall make the payments referred to in Section 1.6(a) out of the funds supplied by Thermo Electron. Promptly following the date that is six months after the Effective Date, the Payment Agent shall, upon request by Thermo Electron, deliver to Thermo Electron all cash, Certificates and other documents in its possession relating to the transactions described in this Agreement, and the Payment Agent's duties shall terminate. Thereafter, each holder of a Certificate formerly representing shares of Thermo Power Common Stock may surrender such Certificate to Thermo Electron and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Exchange Price multiplied by the number of shares of Thermo Power Common Stock represented by such Certificate, without any interest thereon, but shall have no greater rights against Thermo Electron than as may be accorded to general creditors of Thermo Electron under applicable law.

     1.8 NO FURTHER OWNERSHIP RIGHTS IN THERMO POWER COMMON STOCK. All amounts paid upon the surrender of shares of Thermo Power Common Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Thermo Power Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Thermo Power Common Stock that were outstanding immediately prior to the Effective Time. If after the Effective Time,
Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

     1.9 LOST,STOLEN OR DESTROYED CERTIFICATES. In the event any Certificates shall have been lost, stolen or destroyed, the Payment Agent shall pay the aggregate Exchange Price in respect of such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof; provided, however, that, as a condition precedent to the payment thereof, the owner of such lost, stolen or destroyed Certificates shall deliver a bond in such sum as Thermo Electron or the Payment Agent may reasonably direct as indemnity against any claim that may be made against Thermo Electron or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed, unless Thermo Electron waives such requirement in writing.

     1.10 DISSENTING SHARES. Notwithstanding any other provision of this Agreement, pursuant to Sections 85 through 98, inclusive, of the MBCL, shares of Thermo Power Common Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have demanded properly in writing appraisal of such shares in accordance with the MBCL and who shall not have withdrawn such demand or otherwise forfeited appraisal rights (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Exchange Price. Such stockholders shall, as of the Effective Time, cease to retain any rights with respect to the Thermo Power Common Stock, except as provided in Sections 85 through 98, inclusive, of the MBCL including the right to receive payment of the appraised value of the shares held by them, provided that all Dissenting Shares held by stockholders (i) who shall have failed to perfect or lost their rights to appraisal of such shares, or (ii) who have effectively withdrawn their demand for appraisal, shall thereupon be, or be deemed to have been, converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Exchange Price, upon surrender, in the manner provided in
Section 1.7, of the Certificates that formerly evidenced such shares without the prior consent of Thermo Electron.

     1.11 TAKING OF NECESSARY ACTION; FURTHER ACTION. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all property, rights, privileges, powers and franchises of Thermo Power and Merger Sub, the officers and directors of Thermo Power and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is consistent with this Agreement.


                                   ARTICLE II
                REPRESENTATIONS AND WARRANTIES OF THERMO POWER

      Thermo Power represents and warrants to Thermo Electron and Merger Sub as follows:

     2.1 ORGANIZATION OF THERMO POWER. Thermo Power and each of its subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has the corporate or similar power to own, lease and operate its property and to carry on its business as now being conducted and as proposed by

Thermo Power to be conducted, and is duly qualified to do business and in good standing as a foreign corporation or other legal entity in each jurisdiction in which the failure to be so qualified would have a material adverse effect on Thermo Power.

      2.2  THERMO POWER CAPITAL STRUCTURE.

      The authorized capital stock of Thermo Power consists of 30,000,000 shares of Common Stock, par value $0.10 per share, of which there were 11,870,520 shares issued and outstanding as of April 3, 1999 and 622,851 shares in treasury as of April 3, 1999. All outstanding shares of Thermo Power Common Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Articles of Organization or by-laws of Thermo Power or any agreement or document to which Thermo Power is a party or by which it is bound. As of April 27, 1999, an aggregate of 1,906,626 shares of Thermo Power Common Stock, net of exercises, were reserved for issuance to employees, consultants and non-employee directors pursuant to the Thermo Power Stock Option Plans, under which options are outstanding for an aggregate of 1,246,637 shares. All shares of Thermo Power Common Stock subject to issuance pursuant to the Thermo Power Stock Option Plans, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable.

      2.3  AUTHORITY.

            (a) Thermo Power has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Thermo Power, subject only to the approval of this Agreement by Thermo Power's stockholders and the submission of the Articles of Merger pursuant to the MBCL. Under the MBCL, Thermo Power's stockholders may approve this Agreement by vote of two-thirds of the holders of the outstanding shares of Thermo Power Common Stock. This Agreement has been duly executed and delivered by Thermo Power, and assuming the due authorization, execution and delivery by Thermo Electron and Merger Sub, constitutes the valid and binding obligation of Thermo Power, enforceable in accordance with its terms. The execution and delivery of this Agreement by Thermo Power do not, and the performance of this Agreement by Thermo Power will not, (i) conflict with or violate the Articles of Organization or by-laws of Thermo Power, (ii) subject to obtaining the approval by Thermo Power's stockholders of this Agreement as contemplated in Section 5.2 and compliance with the requirements set forth in
Section 2.3(b), conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Thermo Power or any of its material subsidiaries or by which its or their respective properties is bound, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the rights of Thermo Power or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Thermo Power or any of its material subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Thermo Power or any of its material subsidiaries is a party or by which Thermo Power or any of its material subsidiaries or its or any of their properties are bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, defaults or other occurrences that would not have a material adverse effect on Thermo Power and its subsidiaries, taken as a whole.

            (b)  No   consent,   approval,   order  or   authorization   of,  or
registration, declaration or filing with, any court, administrative agency or commission or other governmental or regulatory body or authority or instrumentality ("Governmental Entity") is required by or with respect to Thermo Power in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated, except for (i) the submission of the Articles of Merger with the Secretary of State of the Commonwealth of Massachusetts, (ii) the filing of the Proxy Statement (as defined in Section 5.1) with the U.S. Securities and Exchange Commission ("SEC") in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (iii) the filing of the Schedule 13E-3 (as defined in Section 5.1) with the SEC in accordance with the Exchange Act, and (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws.

     2.4 BOARD APPROVAL. The Special Committee has, as of the date of this Agreement, recommended approval of the Merger to the full Board of Directors of Thermo Power. The Board of Directors of Thermo Power has, as of the date of this Agreement, determined unanimously (i) that the Merger is fair to, and in the best interests of, Thermo Power and its stockholders including the Minority Stockholders, (ii) that the Merger is consistent with and in furtherance of the business interests of Thermo Power and (iii) to recommend that the stockholders of Thermo Power approve this Agreement.

     2.5 FAIRNESS OPINION. The Special Committee has received an opinion from Invemed Associates LLC, dated May 5, 1999, that, as of such date, the consideration to be received by Thermo Power's Minority Stockholders in the Merger is fair from a financial point of view to such Thermo Power stockholders (the "Fairness Opinion").


                                   ARTICLE III
            REPRESENTATIONS AND WARRANTIES OF THERMO ELECTRON AND
                                   MERGER SUB


      Thermo Electron and Merger Sub represent and warrant to Thermo Power as follows:

     3.1 ORGANIZATION. Thermo Electron is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts, each has the corporate power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a material adverse effect on Thermo Electron or Merger Sub.

     3.2 MERGER SUB CAPITALIZATION. As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $.01 per share, of which 100 shares are issued and outstanding. All of the issued and outstanding shares of capital stock of Merger Sub are validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Articles of Organization or by-laws of Merger Sub or any agreement or document to which Merger Sub is a party or by which it is bound.

      3.3  AUTHORITY.

            (a) Each of Thermo Electron and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Thermo Electron and Merger Sub, subject only to the submission of the Articles of Merger pursuant to the MBCL. This Agreement has been duly executed and delivered by each of Thermo Electron and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by Thermo Power, this Agreement constitutes the valid and binding obligation of each of Thermo Electron and Merger Sub, enforceable in accordance with its terms. The execution and delivery of this Agreement by each of Thermo Electron and Merger Sub do not, and the performance of this Agreement by each of Thermo Electron and Merger Sub will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of Thermo Electron or the Articles of Organization or by-laws of Merger Sub, (ii) subject to compliance with the requirements set forth in Section 3.2(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Thermo Electron or any of its material subsidiaries (including Merger Sub, but excluding Thermo Power and its subsidiaries) or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Thermo Electron's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Thermo Electron or any of its material subsidiaries (including Merger Sub, but excluding Thermo Power and its subsidiaries) pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Thermo Electron or any of its material subsidiaries (including Merger Sub, but excluding Thermo Power and its subsidiaries)  is a party or by which  Thermo  Electron  or any of its  material
subsidiaries   (including  Merger  Sub,  but  excluding  Thermo  Power  and  its subsidiaries) or its or any of their respective properties are bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, defaults or other occurrences that would not have a material adverse effect on Thermo Electron or Merger Sub.

            (b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Thermo Electron or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the submission of the Articles of Merger with the Secretary of State of the Commonwealth of Massachusetts, (ii) the filing of the Schedule 13E-3 (as defined in Section 5.1) with the SEC in accordance with the Exchange Act, and (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws.

     3.4 FINANCE RESOURCES. Thermo Electron has the financial resources to consummate the transactions contemplated by this Agreement and to pay the consideration in the Merger provided for in Section 1.6(a).



                                   ARTICLE IV
                       CONDUCT PRIOR TO THE EFFECTIVE TIME

     4.1 CONDUCT OF BUSINESS BY THERMO POWER. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Thermo Power shall, except as otherwise contemplated by this Agreement or consented to by Thermo Electron, carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings.

     4.2 CERTAIN ACTIONS BY THERMO POWER. In addition,  notwithstanding  Section
4.1 above, without the prior consent of Thermo Electron, Thermo Power shall not do any of the following:

            (a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant or director stock plans or authorize cash payments in exchange for any options granted under any of such plans;

            (b)  Enter  into  any  material  partnership   arrangements,   joint
development agreements or strategic alliances;

            (c) Grant any severance or termination pay to any officer or employee except payments in amounts consistent with policies and past practices or pursuant to written agreements outstanding, or policies existing, on the date hereof, or adopt any new severance plan;

            (d) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

            (e) Issue, deliver, sell, authorize or propose the issuance, delivery or sale of, any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance of shares of Thermo Power Common Stock pursuant to the exercise of stock options therefor;

            (f) Cause, permit or propose any amendments to its Articles of Organization or by-laws;

            (g) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership interest, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or enter into any joint ventures, strategic partnerships or alliances;

            (h) Sell, lease, license, encumber or otherwise dispose of any properties or assets that are material, individually or in the aggregate, to the business of Thermo Power;

            (i) Incur any indebtedness for borrowed money (other than ordinary course trade payables or pursuant to existing credit facilities in the ordinary course of business) or guarantee any such indebtedness or issue or sell any debt securities or warrants or guarantee any debt securities of others;

            (j) Adopt or amend any employee benefit or stock purchase or option plan, or enter into any employment contract, pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates of its officers or employees, except increases in amounts consistent with policies and past practices;

            (k) Pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business;

            (l) Make any grant of exclusive rights to any third party; or

            (m) Agree in writing or otherwise to take any of the actions described in this Section 4.2.


                                    ARTICLE V
                              ADDITIONAL AGREEMENTS


      5.1   SCHEDULE 13E-3; PROXY STATEMENT; OTHER FILINGS.

            (a) Thermo Power agrees that the information supplied by Thermo Power for inclusion or incorporation by reference in the Rule 13e-3 Transaction Statement on Schedule 13E-3 (such Schedule as amended or supplemented is referred to herein as the "Schedule 13E-3") or the proxy statement to be sent to the stockholders of Thermo Power in connection with the meeting of Thermo Power's stockholders to consider approval of this Agreement (the "Thermo Power Stockholders' Meeting") (such proxy statement as amended or supplemented is referred to herein as the "Proxy Statement") shall not, on the date the Proxy Statement is first mailed to Thermo Power's stockholders and at the time of the Thermo Power Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier written communication with respect to the solicitation of proxies for the Thermo Power Stockholders' Meeting or the Schedule 13E-3 which has become false or misleading.

            (b) Thermo Electron agrees that the information supplied by Thermo Electron and Merger Sub for inclusion or incorporation by reference in the
Schedule 13E-3 and the Proxy Statement shall not, on the date the Proxy Statement is first mailed to Thermo Power's stockholders, and at the time of the Thermo Power Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier written communication with respect to the solicitation of proxies for the Thermo Power Stockholders' Meeting or the Schedule 13E-3 which has become false or misleading.

            (c) As promptly as practicable after the execution of this Agreement, Thermo Electron and Thermo Power jointly will prepare and file with the SEC the Schedule 13E-3 and the Proxy Statement. Thermo Electron and Thermo Power will cause the Schedule 13E-3 and the Proxy Statement to be mailed to stockholders of Thermo Power at the earliest practicable time. Each party will notify the other promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Schedule 13E-3 or the Proxy Statement or any other filing or for additional information and will supply the other party with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement, the Schedule 13E-3 or the Merger. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Schedule 13E-3 or the Proxy Statement, the relevant party will promptly inform the other party of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of Thermo Power, such amendment or supplement.

            (d) The Proxy Statement will include the recommendation of the Board of Directors of Thermo Power in favor of approval of this Agreement (except that the Board of Directors of Thermo Power may withdraw, modify or refrain from making such recommendation to the extent that the Board determines in good faith after consultation with outside legal counsel that the Board's fiduciary duties under applicable law require it to do so).

     5.2 MEETING OF THERMO POWER STOCKHOLDERS. Promptly after the date hereof, Thermo Power will take all action necessary in accordance with the MBCL and its Articles of Organization and by-laws to convene the Thermo Power Stockholders' Meeting to be held as promptly as practicable for the purpose of voting upon this Agreement. Unless otherwise required by the fiduciary duties of the Thermo Power Board of Directors, Thermo Power will use its best efforts to solicit from its stockholders proxies in favor of the approval of this Agreement, and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the MBCL to obtain such approvals. Thermo Electron shall vote, or cause to be voted, all of the Thermo Power Common Stock then owned by it and any of its subsidiaries in favor of the approval of this Agreement.

     5.3 ACCESS TO INFORMATION. Thermo Power will afford Thermo Electron and its accountants, counsel and other representatives reasonable access during normal business hours to the properties, books, records and personnel of Thermo Power during the period prior to the Effective Time to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of Thermo Power, as Thermo Electron may reasonably request. Thermo Electron agrees that it will, and will cause its representatives and agents to, keep all such information confidential and will not, and will cause its representatives or agents not to, use any information obtained pursuant to this Section 5.3 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing, Thermo Electron shall not be required to keep confidential any information (i) which is or becomes generally available to the public, other than by wrongful disclosure by Thermo Electron or Merger Sub in violation of this Agreement, (ii) which was available to Thermo Electron on a nonconfidential basis prior to disclosure to Thermo Electron, or (iii) which becomes available to Thermo Electron on a nonconfidential basis from a source other than Thermo Power.

     5.4 PUBLIC DISCLOSURE. Thermo Electron and Thermo Power will consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange.

     5.5 LEGAL REQUIREMENTS. Each of Thermo Electron, Merger Sub and Thermo Power will take all reasonable actions necessary or desirable to comply promptly with all legal requirements that may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement (including furnishing all information required in connection with approvals of or filings with any Governmental Entity, and including using its reasonable best efforts to defend any litigation prompted hereby) and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon any of them or their respective subsidiaries in connection with the consummation of the transactions contemplated by this Agreement.

     5.6 NOTIFICATION OF CERTAIN MATTERS. Thermo Electron and Merger Sub will give prompt notice to Thermo Power, and Thermo Power will give prompt notice to Thermo Electron, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (a) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time, or (b) any material failure of Thermo Electron and Merger Sub or Thermo Power, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party's obligation to consummate the Merger.

     5.7 BEST EFFORTS AND FURTHER ASSURANCES. Subject to the respective rights and obligations of Thermo Electron and Thermo Power under this Agreement, each of the parties to this Agreement will use its reasonable best efforts to effectuate the Merger and the other transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement, it being understood that such efforts shall not include any obligation to settle any litigation prompted hereby. Each party hereto, at the reasonable request of another party hereto, will execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of the transactions contemplated hereby.

      5.8  STOCK OPTION AND EMPLOYEE STOCK PURCHASE PLANS.

      (a) At the Effective Time, each outstanding option to purchase shares of Thermo Power Common Stock (each a "Thermo Power Stock Option") under the Thermo Power Stock Option Plans, whether or not exercisable, will be assumed by Thermo Electron. Each Thermo Power Stock Option so assumed by Thermo Electron under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable Thermo Power Stock Option Plan immediately prior to the Effective Time (including, without limitation, any repurchase rights), except that (i) each Thermo Power Stock Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Thermo Electron Common Stock equal to the product of the number of shares of Thermo Power Common Stock that were issuable upon exercise of such Thermo Power Stock Option immediately prior to the Effective Time multiplied by a fraction (the "Exchange Ratio"), the numerator of which is the Exchange Price and the denominator of which is the closing price of the Thermo Electron Common Stock on the day immediately preceding the Effective Date as reported by the New York Stock Exchange, rounded down to the nearest whole number of shares of Thermo Electron Common Stock, and (ii) the per share exercise price for the shares of Thermo Electron Common Stock issuable upon exercise of such assumed Thermo Power Stock Option will be equal to the quotient determined by dividing the exercise price per share of Thermo Power Common Stock at which such Thermo Power Stock Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. After the Effective Time, Thermo Electron will issue to each holder of an outstanding Thermo Power Stock Option a notice describing the foregoing assumption of such Thermo Power Stock Option by Thermo Electron.

      (b) At the Effective Time, each outstanding option to purchase shares of Thermo Power Common Stock (each a "Thermo Power ESPP Stock Option") under the Thermo Power Employees' Stock Purchase Plan ("Thermo Power ESPP") will be assumed by Thermo Electron. Each Thermo Power ESPP Stock Option so assumed by Thermo Electron will continue to have, and be subject to, the same terms and conditions as are set forth in the Thermo Power ESPP immediately prior to the Effective Time except that (i) the assumed option shall be exercisable for shares of Thermo Electron Common Stock; (ii) the purchase price per share of Thermo Electron Common Stock shall be the lower of (A) eighty-five percent (85%) of (x) the per-share Market Value of Thermo Power Common Stock on the Grant Date divided by (y) the Exchange Ratio, with the resulting price rounded up to the nearest whole cent, and (B) eighty-five percent (85%) of the Market Value of Thermo Electron Common Stock as of the Exercise Date; and (iii) the $25,000 limit under Section 9.2(i) of the Thermo Power ESPP shall be applied by taking into account Thermo Electron's assumption of the Thermo Power ESPP Stock Options in accordance with Section 423(b)(8) of the Internal Revenue Code of 1986, as amended, and applicable regulations. For purposes of this subsection, "Market Value," "Grant Date," and "Exercise Date" shall have the meaning given them in the Thermo Power ESPP.

      (c) Thermo Electron will reserve sufficient shares of Thermo Electron Common Stock for issuance under this Section 5.8.

     5.9 THERMO ELECTRON FORM S-8. Thermo Electron agrees to file a registration statement on Form S-8 or, if required, an amendment to Thermo Electron's then effective registration statement on Form S-8 (i) for the shares of Thermo Electron Common Stock issuable with respect to the assumed Thermo Power Stock Options no later than the Closing Date and (ii) for the shares of Thermo Electron Common Stock issuable with respect to the assumed Thermo Power ESPP Stock Options no later than October 31,1999, and shall, in each case, keep such registration statement effective for so long as any such options remain outstanding.

     5.10 INDEMNIFICATION; INSURANCE. Each of the current and former directors and officers of Thermo Power is a third party beneficiary of this Section 5.10, and shall be entitled to the benefit (and to enforce) all covenants set forth herein.

            (a) From and for a period of six years after the Effective Time, Thermo Electron will and will cause the Surviving Corporation to fulfill and honor in all respects the indemnification obligations of Thermo Power pursuant to the provisions of the Articles of Organization and the by-laws of Thermo Power as in effect immediately prior to the Effective Time. The Articles of Organization and by-laws of the Surviving Corporation will contain the provisions with respect to indemnification and elimination of liability for monetary damages set forth in the Articles of Organization and by-laws of Thermo Power, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, at the Effective Time, were directors or officers of Thermo Power, unless such modification is required by law.

            (b) For a period of six years after the Effective Time, Thermo Electron shall cause the Surviving Corporation to, either directly or through participation in Thermo Electron's umbrella policy, maintain in effect a directors' and officers' liability insurance policy covering those Thermo Power directors and officers currently covered by Thermo Electron's liability insurance policy with coverage in amount and scope at least as favorable as existing coverage for such Thermo Power directors and officers (which coverage may be an endorsement extending the period in which claims may be made under such existing policy); provided, however, that in no event shall the Surviving Corporation be required to expend to maintain or procure insurance coverage pursuant to this Section 5.10, directly or through participation in Thermo Electron's policy, an amount per annum in excess of 175% of the current annual premiums allocable and payable by Thermo Power (the "Maximum Premium") with respect to such insurance, or, if the cost of such insurance exceeds the Maximum Premium, the maximum amount of coverage that can be purchased or maintained for the Maximum Premium.

     5.11 DEFERRED COMPENSATION PLAN. At the Effective Time, the Thermo Power directors' deferred compensation plan (the "Deferred Compensation Plan") will terminate, and Thermo Power will distribute to each participant the sum in cash equal to the balance of stock units credited to his or her deferred compensation account under the Deferred Compensation Plan as of the Effective Time multiplied by the Exchange Price.

     5.12 COMPETING OFFERS. In the event that Thermo Power receives an unsolicited proposal relating to the possible acquisition of Thermo Power (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of its capital stock or assets by any person other than Thermo Electron, which proposal is or may be, in the reasonable good faith judgment of the Special Committee, financially more favorable to the Minority Stockholders of Thermo Power than the terms of the Merger (a "Superior Proposal"), nothing contained in this Agreement shall prevent the Board of Directors of Thermo Power from providing information to the party making the Superior Proposal, communicating the Superior Proposal to the stockholders of Thermo Power, making a recommendation in favor of the Superior Proposal, or terminating this Agreement to accept the Superior Proposal, if the Thermo Power Board of Directors, acting upon the recommendation of the Special Committee, determines in good faith, after consultation with outside legal counsel that the Board's fiduciary duties under applicable law requires it to do so.


                                   ARTICLE VI
                            CONDITIONS TO THE MERGER

     6.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

            (a) Stockholder Approval. This Agreement shall have been approved by the requisite vote under the MBCL by the stockholders of Thermo Power.

            (b) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

            (c)  Fairness  Opinion.   Invemed  Associates  LLC  shall  not  have
withdrawn or materially modified the Fairness Opinion.

     6.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF THERMO POWER. The obligations of Thermo Power to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Thermo Power:

            (a) Representations and Warranties. The representations and warranties of Thermo Electron and Merger Sub contained in this Agreement shall be true and correct on and as of the Effective Time, except for changes contemplated by this Agreement and except for those representations and warranties that address matters only as of a particular date (which shall remain true and correct as of such particular date), with the same force and effect as if made on and as of the Effective Time, except, in all such cases, where the failure to be so true and correct would not have a material adverse effect on Thermo Electron; and Thermo Power shall have received a certificate to such effect signed on behalf of Thermo Electron by the Chief Executive Officer, President or Chief Operating Officer of Thermo Electron; and

            (b) Agreements and Covenants. Thermo Electron and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and Thermo Power shall have received a certificate to such effect signed on behalf of Thermo Electron by the Chief Executive Officer, President or Chief Operating Officer of Thermo Electron.

     6.3. ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF THERMO ELECTRON AND MERGER SUB. The obligations of Thermo Electron and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Thermo Electron:

            (a) Representations and Warranties. The representations and warranties of Thermo Power contained in this Agreement shall be true and correct on and as of the Effective Time, except for changes contemplated by this Agreement and except for those representations and warranties that address matters only as of a particular date (which shall remain true and correct as of such particular date), with the same force and effect as if made on and as of the Effective Time, except, in all such cases, where the failure to be so true and correct would not have a material adverse effect on Thermo Power; and Thermo Electron and Merger Sub shall have received a certificate to such effect signed on behalf of Thermo Power by the Chief Executive Officer, President or Vice President of Thermo Power; and

            (b) Agreements and Covenants. Thermo Power shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Thermo Electron shall have received a certificate to such effect signed on behalf of Thermo Power by the Chief Executive Officer, President or Vice President of Thermo Power.

                                   ARTICLE VII
                        TERMINATION, AMENDMENT AND WAIVER

     7.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time of the Merger, whether before or after approval of this Agreement by the stockholders of Thermo Power:

            (a) by mutual written consent duly authorized by the Boards of Directors of Thermo Electron and Thermo Power (upon approval of the Special Committee);

            (b) by either Thermo Power (upon approval of the Special Committee) or Thermo Electron if the Merger shall not have been consummated by October 31, 1999; provided, however, that the right to terminate this Agreement under this
Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date if such action or failure to act constitutes a breach of this Agreement;

            (c) by either Thermo Power (upon approval of the Special  Committee)
or Thermo Electron if a Government Agency shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; provided, however, that in the case of an executive order, decree, ruling or other order, it is final and nonappealable;

            (d) by either Thermo Power (upon approval of the Special Committee) or Thermo Electron if the required approval of the stockholders of Thermo Power contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote upon a vote taken at a meeting of stockholders duly convened therefor or at any adjournment thereof (provided that the right to terminate this Agreement under this Section 7.1(d) shall not be available to Thermo Power where the failure to obtain stockholder approval of Thermo Power shall have been caused by the action or failure to act of Thermo Power in breach of this Agreement and the right to terminate this Agreement under this Section 7.1(d) shall not be available to Thermo Electron where the failure to obtain the requisite vote by the stockholders of Thermo Power shall have been caused by the failure of Thermo Electron to vote its shares of Thermo Power Common Stock in favor of this Agreement);

            (e) by Thermo Power if the Thermo Power Board of Directors (upon approval of the Special Committee) determines in good faith after consultation with outside legal counsel that the Board's fiduciary duties under applicable law requires it to do so (including without limitation to accept a Superior Proposal);

            (f) by Thermo Power (upon approval of the Special Committee), upon a breach of any representation, warranty, covenant or agreement on the part of Thermo Electron set forth in this Agreement, if (i) as a result of such breach the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach and (ii) such breach shall not have been cured by Thermo Electron within ten business days following receipt by Thermo Electron of written notice of such breach from Thermo Power; or

            (g) by Thermo Electron, upon a breach of any representation, warranty, covenant or agreement on the part of Thermo Power set forth in this Agreement, if (i) as a result of such breach the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach and (ii) such breach shall not have been cured by Thermo Power within ten business days following receipt by Thermo Power of written notice of such breach from Thermo Electron.

     7.2 NOTICE OF TERMINATION; EFFECT OF TERMINATION. Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except that nothing herein shall relieve any party from liability for any willful breach of this Agreement.

     7.3 FEES AND EXPENSES. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

     7.4 AMENDMENT. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto; provided, however, that Thermo Power may not amend (or agree to any Thermo Electron amendment of) this Agreement without the approval of the Special Committee.

     7.5 EXTENSION;WAIVER. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein; provided, however, that Thermo Power may not take any such actions without the approval of the Special Committee. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.


                                  ARTICLE VIII
                               GENERAL PROVISIONS

     8.1 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Thermo Power, Thermo Electron and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

     8.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

            (a)   if to Thermo Electron or Merger Sub, to:

            Thermo Electron Corporation
            81 Wyman Street
            Waltham, MA 02454
                  Attention:  President
                  Telephone: (781) 622-1000
                  Facsimile: (781) 622-1207

            with a copy to:

            Thermo Electron Corporation
            81 Wyman Street
            Waltham, MA 02454
                  Attention:  General Counsel
                  Telephone: (781) 622-1000
                  Facsimile: (781) 622-1283

            (b) if to Thermo Power, to:

            Thermo Power Corporation
            44 First Avenue
            Waltham, MA  02454
                  Attention: President
                  Telephone: (781) 622-1000
            Facsimile: (781) 622-1025

            with a required copy to the Special Committee:

            Patlex Corporation
            250 Cotorro Court, Suite 4
            Las Cruces, NM  88005
            Attention:  Col. Frank Borman, Chairman
            Telephone:  (505) 524-4050
            Facsimile:  (505) 523-8081

            and the Special Committee's counsel:

                  Morgan, Lewis & Bockius LLP
                  1701 Market Street
                  Philadelphia, PA  19103
                  Attention: Alan Singer
                  Telephone: (215) 963-5000
                  Facsimile: (215) 963-5299


     8.3   COUNTERPARTS.   This  Agreement  may  be  executed  in  one  or  more
counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

     8.4 ENTIRE AGREEMENT. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as set forth herein.

     8.5 SEVERABILITY. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     8.6 OTHER REMEDIES. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     8.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

     8.8 ASSIGNMENT. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties.

      IN WITNESS WHEREOF, Thermo Electron, Merger Sub, and Thermo Power have caused this Agreement to be signed by themselves or their duly authorized respective officers, all as of the date first written above.



(Seal)                              THERMO ELECTRON CORPORATION


                                    By: /s/ Theo Melas-Kyriazi
                                        -----------------------
                                        Name: Theo Melas-Kyriazi
                                        Title: Vice President


                                    By: /s/ Kenneth J.Apicerno
                                        ------------------------
                                        Name: Kenneth J.Apicerno
                                        Title: Treasurer


(Seal)                              THERMO POWER CORPORATION


                                    By: /s/ J. Timothy Corcoran
                                        -----------------------
                                        Name:J. Timothy Corcoran
                                        Title: President


                                    By: /s/ Kenneth J.Apicerno
                                        ----------------------
                                        Name: Kenneth J.Apicerno
                                        Title: Treasurer


(Seal)                              TP ACQUISITION CORPORATION



                                    By: /s/ Brian D. Holt
                                        -------------------
                                        Name: Brian D.Holt
                                        Title: President


                                    By: /s/ Kenneth J. Apicerno
                                        ------------------------
                                        Name: Kenneth J. Apicerno
                                        Title: Treasurer